Exhibit 3.1

ARTICLES OF INCORPORATION

OF

John Marshall Bancorp, Inc.

ARTICLE I.      Name. The name of the corporation is John Marshall Bancorp, Inc. (the “Corporation”).

ARTICLE II.      Purpose. The purpose for which the Corporation is formed is to serve as a holding company for banking institutions and to engage in any or all lawful business, including without limitation insurance agency and related businesses, not required to be stated in the Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act as amended from time to time.

ARTICLE III.      Capital Stock. The number of shares of stock of all classes which the Corporation shall have authority to issue shall be twenty two million (22,000,000), twenty million (20,000,000) of which shall be voting Common Stock, par value $0.01 per share, one million (1,000,000) of which shall be nonvoting Common Stock, par value $0.01 per share, and one million (1,000,000) of which shall be preferred stock, par value $0.01 per share. Each share of voting common stock shall have one vote per share in respect of all matters submitted to the vote of shareholders, including the election of directors. Except as may be expressly required by the laws of general applicability of the Commonwealth of Virginia, the holders of the nonvoting common stock shall not be entitled to vote on any matter submitted for the vote of shareholders, including but not limited to the election of Directors. Except as expressly set forth herein with respect to voting, the shares of common stock which the Corporation shall have authority to issue shall be identical, and shall have equal rights and privileges. The Board of Directors, by action of a majority of the full Board of Directors, shall have the authority to issue the shares of preferred stock from time to time on such terms as it may determine, and to divide the preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution or resolutions the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof.

ARTICLE IV.      Preemptive Rights. The holders of the capital stock of the Corporation shall not have any preemptive or preferential rights to purchase or otherwise acquire any shares of any class of capital stock of the corporation, whether now or hereafter authorized, except as the Board of Directors may specifically provide.

ARTICLE V.      Cumulative Voting. The holders of the capital stock of the Corporation shall not have the right to cumulate votes in the election of directors.

ARTICLE VI.      Limitation of Liability and Indemnification.

(1)  To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

(2)  To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

(3)  The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any director, and to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article who was or is a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

(4)  Notwithstanding any other provisions in this Article VI, the Corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of the Corporation against reasonable expenses incurred by him or her in connection with the proceeding.

(5)  The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.

(6)  In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 2 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

(7)  The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

(8)  The provisions of this Article VI shall not be exclusive of any other indemnification to which such persons may be entitled under any bylaw, agreement, statute, vote of shareholders or disinterested directors, or otherwise.

(9)  Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE VII.      Registered Office. The Corporation's initial registered office shall be located at 1943 Isaac Newton Square, Suite 100, Reston, Virginia 20190, County of Fairfax. The Corporation's initial registered agent shall be John R. Maxwell, a resident of Virginia and a Director of the Corporation.

ARTICLE VIII. Directors. The number of Directors constituting the entire Board shall be not less than five (5) nor more than fifteen (15), the exact number of which as may be fixed from time to time in accordance with the By-Laws, provided that the number of Directors shall not be reduced so as to shorten the term of any Director then in office, and further provided that the number of directors shall be ten (10) until otherwise fixed by a majority of the Board.

ARTICLE IX.      Factors to be Considered in Certain Transactions. In the event the Board of Directors shall evaluate a business combination or other offer of another party to make a tender or exchange offer for any equity security of the Corporation; merge or consolidate the Corporation with another corporation; purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation; engage in any transaction similar to, or having similar effects as, any of the foregoing (each of the foregoing, a "Business Combination"), the Directors shall consider, among other things, the following factors: the effect of the Business Combination on the Corporation and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed Business Combination; the risk that the proposed Business Combination will not be consummated; the reputation, management capability and performance history of the person proposing the Business Combination; the current market price of the Corporation's capital stock; the relation of the price offered to the current value of the Corporation in a freely negotiated transaction and in relation to the Directors' estimate of the future value of the Corporation and its subsidiaries as an independent entity or entities; tax consequences of the Business Combination to the Corporation and its shareholders; and such other factors deemed by the Directors to be relevant. In such considerations, the Board of Directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the Board of Directors in the discharge of their fiduciary responsibility to the Corporation and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the Board of Directors of factors which are not purely economic in nature in light of the circumstances of the Corporation and its subsidiaries at the time of such proposed Business Combination.

[Remainder of page intentionally blank]

Dated: April 19, 2016	/s/ John R. Maxwell
John R. Maxwell
Incorporator

Signature Page to John Maxwell Bancorp, Inc. Articles of Incorporation

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

JOHN MARSHALL BANCORP, INC.

I.            Name. The name of the corporation is John Marshall Bancorp, Inc.

II.         Text of Amendment.  Article III of the corporation’s Articles of Incorporation shall be amended and restated in its entirety as follows:

“ARTICLE III.      Capital Stock. The number of shares of stock of all classes which the Corporation shall have authority to issue shall be thirty two million (32,000,000), thirty million (30,000,000) of which shall be voting Common Stock, par value $0.01 per share, one million (1,000,000) of which shall be nonvoting Common Stock, par value $0.01 per share, and one million (1,000,000) of which shall be preferred stock, par value $0.01 per share. Each share of voting common stock shall have one vote per share in respect of all matters submitted to the vote of shareholders, including the election of directors. Except as may be expressly required by the laws of general applicability of the Commonwealth of Virginia, the holders of the nonvoting common stock shall not be entitled to vote on any matter submitted for the vote of shareholders, including but not limited to the election of Directors. Except as expressly set forth herein with respect to voting, the shares of common stock which the Corporation shall have authority to issue shall be identical, and shall have equal rights and privileges. The Board of Directors, by action of a majority of the full Board of Directors, shall have the authority to issue the shares of preferred stock from time to time on such terms as it may determine, and to divide the preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution or resolutions the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof.”

III.        Board Adoption and Shareholder Approval. The amendment was unanimously adopted by the Board of Directors of the corporation on February 16, 2021. The amendment was submitted to the shareholders of the corporation by its Board of Directors in accordance with the requirements of the Virginia Stock Corporation Act (the “Act”) at the annual meeting of shareholders held on May 18, 2021, and the amendment was duly approved by the shareholders of the corporation in the manner required by the Act and the corporation’s Articles of Incorporation.

IV.        Effective Date. The Certificate of Amendment to be issued as a result of the filing of these Articles of Amendment shall become effective upon issuance in accordance with Section 13.1-606 of the Act.

[Signature on next page]

Dated: June 2, 2021	JOHN MARSHALL BANCORP, INC.

	By:	/s/ Kent D. Carstater
Kent D. Carstater
Executive Vice President and
Chief Financial Officer

2